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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported) January 4, 1999


                            Lumen Technologies, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           Delaware               1-14210                  13-3868804
         -------------          -----------                --------------
         (State or other   (Commission File Number)        (IRS Employer
         jurisdiction of                                   Identification No.)
         incorporation)


         45 William Street, Wellesley, Massachusetts       02481
         -------------------------------------------       ----------
         (Address of principal executive offices)          (Zip Code)


                                 (781) 237-5100
                                 --------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

     On January 4, 1999, the Company became a wholly owned subsidiary of EG&G, Inc., a Massachusetts corporation ("EG&G"), as a result of the merger of Lighthouse Weston Corp. ("Lighthouse"), a Delaware corporation and a wholly owned subsidiary of EG&G, with and into the Company (the "Merger"). Effective at 11:59 p.m. on January 4, 1999 (the "Effective Time of the Merger"), each outstanding share of the Company's common stock, par value $0.01 per share (the "Shares"), other than (x) Shares held by EG&G, Lighthouse or the Company or any direct or indirect subsidiary of EG&G, Lighthouse or the Company, and (y) Shares held by stockholders, if any, who are entitled to and perfect their appraisal rights under Section 262 of the Delaware Law, were cancelled and converted into the right to receive $7.75 per Share in cash, without interest thereon. Pursuant to the Delaware Law, the Merger was effected by Lighthouse, as the owner of more than 90% of the outstanding Shares, without obtaining any further approval from the directors or stockholders of the Company.

     The Merger was the second step of a two-step acquisition of the Company pursuant to an Agreement and Plan of Merger, dated as of October 21, 1998, by and among EG&G, Lighthouse and the Company. The first step was a tender offer, pursuant to which Lighthouse accepted for payment 18,654,227 Shares (representing approximately 92.3% of the Shares) on December 16, 1998. Lighthouse paid $7.75 in cash for each Share pursuant to the tender offer.

Source of Funds

     The total amount of funds required by Lighthouse to purchase the entire equity interest in the Company pursuant to the tender offer and the Merger and to pay related fees and expenses was approximately $175 million. Lighthouse obtained such funds from EG&G and EG&G obtained such funds from its available corporate funds and from the issuance of commercial paper.

Board of Directors of the Company

     Upon the Effective Time of the Merger, the three members of the Company's Board of Directors who were not designated by EG&G (George B. Clairmont, David
L. Moore and William T. Sullivan) resigned as directors. The Company's Board now consists solely of Directors designated by EG&G, the sole stockholder of the Company.


ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         (a) On January 5, 1999, the Board of Directors of the Company approved the engagement of Arthur Andersen LLP ("Arthur Andersen") as the independent accountants of the Company, to replace the firm of PricewaterhouseCoopers LLP

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("PricewaterhouseCoopers"), whose engagement as independent accountants of Lumen was terminated effective as of the Effective Time of the Merger.

     Arthur Andersen serves as independent accountants for EG&G, Inc., the sole stockholder of the Company.

     The reports of PricewaterhouseCoopers on the Company's financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's two most recent fiscal years and any subsequent interim period, (i) there were no disagreements between the Company and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreement in connection with its report and (ii) none of the reportable events described in subparagraph (a)(i)(v) of Item 304 of Regulation S-K occurred.

     The Company has requested PricewaterhouseCoopers to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of the letter dated January 6, 1999 furnished by PricewaterhouseCoopers is filed as Exhibit 16 to this Current Report on Form 8-K in accordance with Subparagraph (a)(3) of Item 304 of Regulation S-K.

     (b) As described above, on January 5, 1999, the Board of Directors of the Company approved the engagement of Arthur Andersen as the independent accountants of the Company. During the Company's two most recent fiscal years end and any subsequent interim period, the Company did not consult Arthur Andersen regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on the Company's financial statements or (3) items which concern the subject matter of any disagreement with PricewaterhouseCoopers (as defined in subparagraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in subparagraph (a)(1)(v) of Item 304 of Regulation S-K).


ITEM 5.  OTHER EVENTS

     On January 5, 1999, the Company commenced a change of control tender offer pursuant to which each holder of the Company's 8% Convertible Subordinated Notes due 2002 has the right, at such holder's option, to require the Company to repurchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount of the Notes, plus interest accrued and unpaid to but excluding the payment date. The Offer and withdrawal rights are scheduled to expire at 5 p.m., New York City time, on Wednesday, February 10, 1999, unless the Offer is extended.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)   Financial Statements of businesses acquired:
           --------------------------------------------
           Not applicable.

     (b)   Pro Forma financial statements:
           -------------------------------
           Not applicable.

     (c)   Exhibits:
           ---------

           16   Letter from PricewaterhouseCoopers LLP dated January 6, 1999.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Lumen Technologies, Inc.


                                            By: /s/ Philip Ayers
                                                ----------------------
                                                Philip Ayers
                                                Secretary

Date: January 11, 1999